EXECUTION COPY
Exhibit 10.1
RESIGNATION AGREEMENT
          This Resignation Agreement (this “Agreement”), by and between ITT Corporation, an Indiana corporation (the “Company”), and Steven R. Loranger (the “Executive”), is dated as of October 14, 2011 (the “Execution Date”). Any capitalized terms used but not defined herein shall have the meaning set forth in the Employment Agreement between the Company and the Executive, dated as of June 28, 2004 (as amended on December 18, 2008, the “Employment Agreement”).
          WHEREAS, the Executive has been employed by the Company as its President, Chief Executive Officer and Chairman of the Board of Directors of the Company (the “Board”); and
          WHEREAS, the Company and the Executive have agreed that it is in the best interest of the Company and the Executive for the Executive to resign, and they wish to set forth their mutual agreement as to the terms and conditions of such resignation;
          NOW, THEREFORE, the Company and the Executive hereby agree as follows:
          1. Resignation. Effective upon the spin-off of Xylem Inc. (“Xylem”) and Exelis Inc. (“Exelis”) from the Company (the “Resignation Date”), the Executive hereby resigns from his employment with the Company, from his position as a member and Chairman of the Board, and from all other positions the Executive then holds as an officer of the Company or member of the Board or as an officer or member of the board of directors of any subsidiary or affiliate of the Company, including Xylem and Exelis (the Company and all of its subsidiaries and affiliates, including Xylem and Exelis, are hereinafter referred to as the “Affiliated Entities”) or as a fiduciary of any employee benefit plan of the Affiliated Entities. If the Resignation Date does not occur, this Agreement shall be null and void ab initio, and the Executive shall have no rights hereunder. The Company and the Executive agree that such resignation shall constitute a “separation from service” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”). No Notice of Termination shall be required pursuant to Section 11(h) of the Employment Agreement.
          2. Chairman Emeritus of Xylem. Effective as of immediately following the Resignation Date, the Executive shall become a director and Chairman Emeritus of Xylem and a director of Exelis.
          3. Severance Payments and Benefits. Pursuant to the terms and conditions set forth in this Section 3, the Executive shall be entitled to receive the following payments and benefits:
          (a) Accrued Base Salary. Consistent with the Employment Agreement, the Executive shall, pursuant to subclause (A) of clause (i) of the third sentence of Section 11(c) of the Employment Agreement, receive within five days following the Resignation Date a lump-sum cash payment of any earned but unpaid Base Salary through the Resignation Date.
          (b) Accrued Obligation Amount. Consistent with the Employment Agreement, subject to the Executive’s signing, timely delivery to the Company and nonrevocation of each of the release contemplated by Section 7 of this Agreement in the form of this Agreement (the “Release”) and the Additional Release (as defined in Section 7) and continuing compliance with the covenants set forth in Section 5 (subject to the terms of Section 11(g) of the Employment Agreement), within five (5) days following the Resignation Date, the Executive shall, pursuant to subclause (C) of clause (i) of the third sentence of Section 11(c) of the Employment Agreement, be paid an amount equal to the product of (i) the Executive’s Base Salary as of the Resignation Date (i.e., $1,200,000) and (ii) a fraction, the numerator of which is the number of days from January 1, 2011 through the Resignation Date and the denominator of which is 365.
          (c) Cash Severance. Consistent with the Employment Agreement, on the first business day following the six month anniversary of the Resignation Date (the “First Payment Date”), subject to the Executive’s signing, timely delivery to the Company and non-revocation of each of the Release and the Additional Release and continuing compliance with the covenants set forth in Section 5, the Executive shall, pursuant to subclause (A) of clause (ii) of the third sentence of Section 11(c) of the Employment Agreement and the fourth sentence of Section 11(c) of the Employment Agreement, be paid an amount equal to $1,380,000 and, on the first business day of each of the 18 months immediately following the First Payment Date, the Executive shall receive a payment equal to $230,000 such that at the end of the 24-month period following the Resignation Date (solely for explanation and not in limitation or expansion of the obligation under this Section 3(c)), the Executive shall have received $5,520,000 under this Section 3(c).
          (d) Health and Welfare Benefits. Consistent with the Employment Agreement, in addition, subject to the Executive’s signing, timely delivery to the Company and non-revocation of each of the Release and the Additional Release and continuing compliance with the covenants set forth in Section 5, the Company shall, pursuant to the fifth sentence of Section 11(c) of the Employment Agreement, continue to provide health and other welfare benefits to the Executive and his spouse and dependents, if any, for the two-year period immediately following the Resignation Date, as such benefits are provided from time to time to actively employed senior executives of the Company; provided, that the Company’s obligation to provide such health and other welfare benefits shall cease at the time the Executive becomes eligible for such benefits from another employer; provided, further, that the Executive shall be responsible for the full payment of all premiums for all health and other welfare benefits for the period between the Resignation Date and the First Payment Date with the Company reimbursing the Executive for applicable employer portion of such payments on the First Payment Date. Consistent with the Employment Agreement, to the extent that the health and other welfare benefits provided for in this Section 3(d) are not permissible after termination of employment under the terms of the benefit plans of the Company then in effect (and cannot be provided through the Company’s paying the applicable premium for the Executive under COBRA), the Company shall, pursuant to the sixth sentence of Section 11(c) of the Employment Agreement, purchase for the Executive from third party providers health or welfare plan coverage on a non-group basis, for the required period, substantially similar (including tax effects) to those health and other welfare benefits that would otherwise be lost to the Executive and his spouse and dependents as a result of the Executive’s termination.
          (e) Transaction Success Incentive. Subject to the Executive’s signing, timely delivery to the Company and non-revocation of each of the Release and the Additional Release and continuing compliance with the covenants set forth in Section 5, the Executive shall be eligible to receive an amount with a target equal to $600,000 earned by the Executive in respect of the Executive’s “Transaction Success Incentive” award, subject to achievement of the applicable performance goals as determined by the Board in its sole discretion consistent with its determination of such achievement for other executives, which shall be paid to the Executive at the time that the Company pays bonuses granted in respect of fiscal year 2011 (i.e., by March 15, 2012).
          (f) Special Pension. Consistent with the Employment Agreement, following the Resignation Date, the Executive shall receive his accrued special pension benefit pursuant to the terms and conditions of Section 7 of the Employment Agreement (it being understood that the Applicable Percentage is 46 percent). Pursuant to Section 7 of the Employment Agreement, the special pension benefit shall be paid as an actuarially equivalent 100% joint and survivor annuity for the benefit of the Executive and the Executive’s spouse. On the First Payment Date, Executive (or, in the event of his death, his spouse) shall be paid an amount equal to $450,580.44, and, on the first business day of each month thereafter, the Executive (or, in the event of his death, his spouse) shall receive a payment equal to $75,096.74. In the event of the death of the Executive prior to the First Payment Date, the Executive’s Beneficiary shall receive an immediate lump sum payment equal to the actuarial equivalent of the benefit to which the Executive would have been entitled pursuant to Section 7 of the Employment Agreement had Executive’s employment been terminated by the Company without Cause immediately prior to Executive’s death.
          (g) Excess Pension Plan and Excess Savings Plan. Following the Resignation Date, the Executive or, to the extent provided under the applicable plan, his beneficiary or estate, shall receive distribution of the Executive’s vested and accrued benefits as of the Resignation Date under the Company’s Excess Pension Plan and Excess Savings Plan in accordance with their respective terms. A copy of the Executive’s current accrued vested benefit and payment schedule for both the Excess Pension Plan and the Excess Savings Plan are attached hereto as Exhibit A.
          (h) Deferred Compensation Plan,401(k) Plan and Pension Plan. Following the Resignation Date, the Executive or, to the extent provided under the applicable plan, his beneficiary or estate, shall receive distribution of the Executive’s vested account balance under the Company’s Deferred Compensation Plan in accordance with the Executive’s previously filed elections and the terms of the Deferred Compensation Plan. A copy of the Executive’s current accrued vested benefit and payment schedule for the Deferred Compensation Plan is attached hereto as Exhibit B. In addition, the Executive shall be entitled to receive his vested benefits under the Company’s Salaried Investment and Savings Plan and the Company’s Salaried Retirement Plan in accordance with the terms thereof with the Executive’s current accrued vested benefit under such plans attached hereto as Exhibit B.
          (i) Retiree Medical. Consistent with the Employment Agreement, subject to the Executive’s signing, timely execution and non-revocation of each of the Release and the Additional Release and continuing compliance with the covenants set forth in Section 5, following the Resignation Date, the Executive shall, pursuant to Section 11(f) of the Employment Agreement, be entitled to retiree medical coverage in accordance with the terms of the Company’s retiree medical arrangement in effect for persons joining the Company on the

Effective Date, and Executive’s termination hereunder shall be considered a retirement for purposes of such arrangement.
          (j) Six-month delay. Consistent with the Employment Agreement, any restricted stock units or any benefits under any deferred compensation plan provided to Executive pursuant to this Section 3 that must be delayed until the First Payment Date shall be treated during such six-month period, and adjusted for investment performance in the same manner, as outstanding restricted stock units or deferred compensation, as the case may be.
          (k) Benefits and Reimbursement of Expenses. Consistent with the Employment Agreement, (i) the Company shall, within thirty days following the Executive’s presentation of an invoice to the Company, reimburse the Executive for any (A) unreimbursed business expenses incurred by the Executive on or prior to the Resignation Date pursuant to the Company’s reimbursement policies, and (B) financial and tax planning services incurred by the Executive prior to the Resignation Date in accordance with Section 8(c) of the Employment Agreement; provided that such amount in the case of (B) shall in no event exceed the lesser of $110,000 or the amount actually owed by the Executive to his financial and tax planning advisors, and (ii) the Company shall, within thirty days following Executive’s presentation of an invoice to the Company, reimburse to or pay directly on behalf of the Executive, the amount payable by the Executive to an attorney of the Executive’s choice that the Executive has retained to advise the Executive with regard to the negotiation and execution of this Agreement; provided that such amount in the case of (ii) shall in no event exceed the lesser of $165,000 and the amount actually owed by the Executive to such attorney based on such attorney’s customary hourly fee in effect as of the date hereof.
          4. Equity and Performance Awards. Exhibit C hereto sets forth a complete list of all stock options, restricted stock units, restricted shares and total shareholder return awards held by the Executive and outstanding as of the Execution Date. Such awards will be converted into awards denominated in shares of each of the Company, Xylem, and Exelis based on the conversion formula used for shareholders of the Company’s common stock (with appropriate adjustments to the exercise prices of any stock options the Executive holds to maintain the aggregate “spread” value and ratio of the per-share exercise price to the underlying stock price on or about the Resignation Date). Consistent with the Employment Agreement, as of the Resignation Date, subject to the Executive’s continuing compliance with Section 5, any such awards that are unvested as of the Resignation Date shall, pursuant to the eighth sentence of Section 11(c) of the Employment Agreement, continue to vest or be forfeited, if applicable, in the manner contemplated by the terms and conditions of the applicable award agreements (as set forth in Exhibit C hereto).
          5. Restrictive Covenants. The Executive acknowledges and agrees that the provisions of Section 13 of the Employment Agreement shall survive termination of the Executive’s employment and that the Executive shall continue to be subject to such covenants following the Resignation Date (it being understood that, for purposes of Section 13 of the Employment Agreement, the “Company” shall be construed to include the Company, Xylem and Exelis and their respective subsidiaries and affiliates). Each of the Company, Xylem and Exelis shall be an intended third party beneficiary to this provision and shall have full and unfettered rights to enforce this provision.

          6. Release. (a) In consideration of the payments and benefits set forth in this Agreement, the Executive for himself, his heirs, administrators, representatives, executors, successors and assigns (collectively, the “Releasors”) does hereby irrevocably and unconditionally release, acquit and forever discharge each of the Company, Xylem, Exelis and their respective subsidiaries, shareholders, affiliates, divisions, trustees, officers, directors, partners, agents, and former and current employees, including without limitation all persons acting by, through, under or in concert with any of them (collectively, the “Releasees”), from any and all charges, complaints, claims, liabilities, obligations, promises, agreements, controversies, damages, remedies, actions, causes of action, suits, rights, demands, costs, losses, debts and expenses (including attorneys’ fees and costs) of any nature whatsoever, known or unknown, whether in law or equity and whether arising under federal, state or local law and in particular including any claim for discrimination based upon race, color, ethnicity, sex, age (including the Age Discrimination in Employment Act), national origin, religion, disability, or any other unlawful criterion or circumstance, which the Executive and Releasors had, now have, or may have in the future against each or any of the Releasees from the beginning of the world until the Execution Date relating to the Executive’s employment with the Company and its subsidiaries and affiliates other than claims for compensation and benefits under this Agreement.
               (b) The Executive acknowledges that: (i) this entire Agreement is written in a manner calculated to be understood by him; (ii) he has been advised to consult with an attorney before executing this Agreement; (iii) he was given a period of 21 days within which to consider this Agreement; and (iv) to the extent he executes this Agreement before the expiration of the 21-day period, he does so knowingly and voluntarily and only after consulting his attorney. The Executive shall have the right to cancel and revoke this Agreement during a period of seven days following the Execution Date, and this Agreement shall not become effective, and, subject to the terms and conditions of Section 6(d), no amounts or benefits the payment or provision of which is subject to the Executive’s signing, timely delivery to the Company and non-revocation of the Release pursuant to the terms of this Agreement shall be paid or provided hereunder until the day after the expiration of such seven-day period (the “Revocation Date”). The seven-day period of revocation shall commence upon the Execution Date. In order to revoke this Agreement, the Executive shall deliver to the Company, prior to the Revocation Date, a written notice of revocation. Upon such revocation, this Agreement shall be null and void and of no further force or effect.
               (c) In consideration of the benefits set forth in this Agreement, the Company, for itself, Xylem, Exelis and their respective subsidiaries, successors and assigns (collectively “Company Releasors”) do hereby irrevocably and unconditionally release, acquit and forever discharge each of the Executive and his representatives, successors and assigns (collectively, “Company Releasees”) from any and all charges, complaints, claims, liabilities, obligations, promises, agreements, controversies, damages, remedies, actions, causes of action, suits, rights, demands, costs, losses, debts and expenses (including attorneys’ fees and costs) of any nature whatsoever, known or unknown, whether in law or equity and whether arising under federal, state or local law, which the Company Releasors had, now have, or may have in the future against each or any of the Company Releasees from the beginning of the world until the Execution Date relating to the Executive’s employment with the Company and its subsidiaries and affiliates other than other than claims as to which all material facts are not actually known to any member of the Board (other than the Executive) on the Execution Date or for claims under this Agreement.
               (d) As of the Resignation Date, the Executive and the Company shall execute an additional release for charges, complaints, claims, liabilities, obligations, promises, agreements, controversies, damages, remedies, actions, causes of action, suits, rights, demands, costs, losses, debts and expenses (including attorneys’ fees and costs) of any nature whatsoever, known or unknown, whether in law or equity and whether arising under federal, state or local law from the Execution Date through the Resignation Date (the “Additional Release”). The Additional Release shall be in the form set forth as Exhibit D hereto.
          7. Entire Agreement; Other Benefits. This Agreement sets forth the entire agreement of the Company and the Executive with respect to the subject matter hereof, and, as of immediately prior to the Resignation Date, supersedes in its entirety the Employment Agreement and any severance plan, policy or arrangement of any of the Affiliated Entities. Without limiting the generality of the foregoing, the Executive expressly acknowledges and agrees that except as specifically set forth in this Agreement, he is not entitled to receive any severance pay, severance benefits, compensation or employee benefits of any kind whatsoever from any of the Affiliated Entities. There are no restrictions, agreements, promises, warranties, covenants or undertakings between the parties with respect to the subject matter herein other than those expressly set forth herein. Neither this Agreement nor the Exhibits hereto may be altered, modified, or amended except by written instrument signed by the parties hereto. In the event that the terms of any plan under which any award referenced in this Agreement is granted would limit or restrict in any way any right provided under this Agreement, the terms of this Agreement shall supersede the terms of such plan. Notwithstanding the foregoing, Sections 11(g), 13, 14, 15, 16(b), 16(c), 16(d), 16(f), 16(g), 16(h), 16(l), 16(m) and 16(n) shall survive the termination of the Employment Agreement and shall apply with respect to this Agreement.
          8. Notices. All notices and other communications hereunder shall be in writing; shall be delivered by hand delivery to the other party or mailed by registered or certified mail, return receipt requested, postage prepaid; shall be deemed delivered upon actual receipt; and shall be addressed as follows:
If to the Executive:
At the most recent address for the Executive on the records of the Company.

With a copy to:
Mayer Brown LLP
71 South Wacker Drive
Chicago, IL 60606
Fax: (312) 701-7711

Attn: Herbert W. Krueger
If to the Company:
ITT Corporation
1133 Westchester Avenue
White Plains, NY 10604
Fax: 914-696-2961
Attn: General Counsel
or to such other address as either party shall have furnished to the other in writing in accordance herewith.
          9. Arbitration. Any controversy or claim arising out of or relating to Section 13 of the Employment Agreement and Section 5 of this Agreement (or the breach thereof) shall be settled by a state or federal court located in Westchester County, New York. Any controversy or claim arising out of or related to any other provision of this Agreement shall be settled by final, binding and non-appealable arbitration in Westchester County, New York by three arbitrators. Subject to the following provisions, the arbitration shall be conducted in accordance with the Commercial Rules of the American Arbitration Association (the “Association”) then in effect. One of the arbitrators shall be appointed by the Company, one shall be appointed by Executive and the third shall be appointed by the first two arbitrators. If the first two arbitrators cannot agree on the third arbitrator within 30 days of the appointment of the second arbitrator, then the third arbitrator shall be appointed by the Association and shall be experienced in the resolution of disputes under termination agreements for CEOs of major corporations. Any award entered by the arbitrators shall be final, binding and nonappealable and judgment may be entered thereon by either party in accordance with applicable law in any court of competent jurisdiction. This arbitration provision shall be specifically enforceable. The arbitrators shall have no authority to modify any provision of this Agreement or to award a remedy for a dispute involving this Agreement other than a benefit specifically provided under or by virtue of the Agreement. Each party shall be responsible for its own expenses relating to the conduct of the arbitration or litigation (including reasonable attorneys’ fees and expenses) and shall share the fees of the American Arbitration Association and the arbitrators, if applicable, equally.

          IN WITNESS WHEREOF, each of the parties hereto has duly executed this Agreement as of the date first set forth above.

/s/ Steven R. Loranger
Steven R. Loranger

ITT Corporation
By:	/s/ Linda Sanford
Linda Sanford
Chairman of the Compensation & Personnel Committee of the Board of Directors

EXHIBIT A
EXCESS PENSION PLAN
On the First Payment Date, Executive shall be paid an amount equal to $109,847.70, and, on the first business day of each month thereafter, the Executive shall receive a payment equal to $18,307.95.
EXCESS SAVINGS PLAN
As of August 30, 2011, Executive has an accrued total balance of $606,661.11. The accrued total balance as of the First Payment Date shall be paid in a single lump sum payment on the First Payment Date.

EXHIBIT B
DEFERRED COMPENSATION PLAN
As of August 30, 2011, Executive has an accrued total balance of $8,042,007.09, consisting of $1,384,681.53 accrued in Executive’s Deferral 2005 Account Balance (the “2005 Deferral Account”) and $6,657,325.56 otherwise accrued under the plan (the “Remaining Account”). The accrued total balance in respect of the 2005 Deferral Account as of the First Payment Date shall be paid in five annual installments with the first such installment to be made on the First Payment Date and the subsequent four installments adjusted to reflect investment performance made on the anniversaries of the Resignation Date. The accrued total balance in respect of the Remaining Account as of the First Payment Date shall be paid in ten annual installments with the first such installment to be made on the First Payment Date and the subsequent nine installments adjusted to reflect investment performance made on the anniversaries of the Resignation Date.
ITT SALARIED INVESTMENT AND SAVINGS PLAN
As of August 30, 2011, Executive has an accrued total balance of $265,258.26.
ITT SALARIED RETIREMENT PLAN
Assuming a Resignation Date of October 31, 2011, the Executive is entitled to a single life annuity payment equal to $1,288.18 per month.

EXHIBIT C

				Number of Shares	Number of Shares	Expiration of
	Grant Date /		Vesting/Settlement	That Vest in	Forfeited in	Exercise Period for
	Exercise Price (if	Number of Shares	Date in Connection	Connection with	Connection with	Vested Options /
Equity Award	applicable)	Subject to Award	with Resignation	Resignation	Resignation	Tax Comments
Stock Options	March 5, 2009 / $33.19	165,690	Vest on March 5, 2012	165,690	0	3/5/2016

Stock Options	March 5, 2010 / $53.49	132,265	Vest on March 5, 2013	132,265	0	Seven-year anniversary of Resignation Date

Stock Options	March 3, 2011 / $57.68	133,835	Vest upon earlier of March 3, 2014 or two years after Resignation Date	115,247*	18,588*	Seven-year anniversary of Resignation Date

Stock Options	June 28, 2004 / $41.52	250,000	Fully vested as of date hereof pursuant to award agreement	0	0	10/31/2012

Stock Options	March 8, 2005/ $45.47	199,120	Fully vested as of date hereof pursuant to award agreement	0	0	3/8/2012

Stock Options	March 6, 2006/ $52.68	83,612	Fully vested as of date hereof pursuant to award agreement	0	0	3/6/2013

Stock Options	March 7, 2007/ $57.99	89,235	Fully vested as of date hereof pursuant to award agreement	0	0	3/7/2014

Stock Options	March 10, 2008/ $53.09	100,000	Fully vested as of date hereof pursuant to award agreement	0	0	3/10/2015

Restricted Stock	March 5, 2009	52,243	Vest on March 5, 2012	52,243	0	Shares to be withheld on Resignation Date to satisfy withholding obligation

				Number of Shares	Number of Shares	Expiration of
	Grant Date /		Vesting/Settlement	That Vest in	Forfeited in	Exercise Period for
	Exercise Price (if	Number of Shares	Date in Connection	Connection with	Connection with	Vested Options /
Equity Award	applicable)	Subject to Award	with Resignation	Resignation	Resignation	Tax Comments
Restricted Stock	March 5, 2010	41,267	Vest on March 5, 2013	41,267	0	Shares to be withheld on Resignation Date to satisfy withholding obligation

Restricted Stock Units	March 3, 2011	36,442	Immediately upon Resignation Date; Distribution of shares on First Payment Date.	31,381*	5,061*

Restricted Stock Units	June 28, 2004	134,567**	Fully vested as of date hereof pursuant to award agreement. Distribution of shares on First Payment Date.

*	Numbers calculated assuming Resignation Date and effective date of spin-off occur on October 31, 2011. If actual date is later than October 31, 2011, calculation of numbers listed above will need to be recalculated to include any additional amounts for which Executive is entitled to vesting based on additional service.

**	Number of RSUs expected to further increase on October 3, 2011 based on dividends paid on such date and prior to First Payment Date.

TSR Award	Target Value	Treatment in Connection with Resignation
2009-2011 Award	$1,980,000	(A) amount equal to $1,870,000 multiplied by the applicable percentage for the TSR determined based on actual performance for the performance period up to the Resignation Date; plus

		(B) amount equal to $110,000.

		Such total amount of (A) and (B) in respect of award shall be settled in cash as soon as practicable after the Resignation Date (in no event later than March 15, 2012).*

2010-2012 Award	$1,980,000	(A) amount equal to $1,210,000 multiplied by the applicable percentage for the TSR determined based on actual performance for the performance period up to the Resignation Date; plus

		(B) amount equal to $770,000.

		Such total amount of (A) and (B) in respect of award shall be settled in cash as soon as practicable after December 31, 2012 (in no event later than March 15, 2013).*

TSR Award	Target Value	Treatment in Connection with Resignation
2011-2013 Award	$2,133,300	(A) amount equal to $592,583.33 multiplied by the applicable percentage for the TSR determined based on actual performance for the performance period up to the Resignation Date; plus

		(B) amount equal to $1,540,716,67.

		Such total amount of (A) and (B) in respect of award shall be settled in cash as soon as practicable after December 31, 2013 (in no event later than March 15, 2014). *

*	Numbers calculated assuming Resignation Date and effective date of spin-off occur on October 31, 2011. If actual date is later than October 31, 2011, calculation of numbers listed above will need to be recalculated to adjust amounts to which Executive is entitled.

EXHIBIT D
Additional Release
Any capitalized terms used but not defined herein this Additional Release (as defined in the Resignation Agreement between ITT Corporation, an Indiana corporation (the “Company”), and Steven R. Loranger (the “Executive”), dated as of October 14, 2011 (the “Agreement”)) shall have the meaning set forth in the Agreement.
1.	In consideration of the payments and benefits set forth in the Agreement, the Executive for himself, his heirs, administrators, representatives, executors, successors and assigns (collectively, the “Releasors”) does hereby irrevocably and unconditionally release, acquit and forever discharge each of the Company, Xylem, Exelis and their respective subsidiaries, shareholders, affiliates, divisions, trustees, officers, directors, partners, agents, and former and current employees, including without limitation all persons acting by, through, under or in concert with any of them (collectively, the “Releasees”), from any and all charges, complaints, claims, liabilities, obligations, promises, agreements, controversies, damages, remedies, actions, causes of action, suits, rights, demands, costs, losses, debts and expenses (including attorneys’ fees and costs) of any nature whatsoever, known or unknown, whether in law or equity and whether arising under federal, state or local law and in particular including any claim for discrimination based upon race, color, ethnicity, sex, age (including the Age Discrimination in Employment Act), national origin, religion, disability, or any other unlawful criterion or circumstance, which the Executive and Releasors had, now have, or may have in the future against each or any of the Releasees from the Execution Date until the Resignation Date relating to the Executive’s employment with the Company and its subsidiaries and affiliates other than claims for compensation and benefits under the Agreement.
2.	The Executive acknowledges that: (i) this Additional Release is written in a manner calculated to be understood by him; (ii) he has been advised to consult with an attorney before executing this Additional Release; (iii) he was given a period of 21 days within which to consider this Additional Release; and (iv) to the extent he executes this Additional Release before the expiration of the 21-day period, he does so knowingly and voluntarily and only after consulting his attorney. The Executive shall have the right to cancel and revoke this Additional Release during a period of seven days following the Resignation Date, and this Additional Release shall not become effective, and no amounts or benefits the payment or provision of which is subject to the Executive’s signing, timely delivery to the Company and non-revocation of this Additional Release pursuant to the terms of the Agreement shall be paid or provided under the Agreement until the day after the expiration of such seven-day period (the “Additional Release Revocation Date”). The seven-day period of revocation shall commence upon the Resignation Date. In order to revoke this Additional Release, the Executive shall deliver to the Company, prior to the Additional Release Revocation Date, a written notice of revocation. Upon such revocation, this Additional Release shall be null and void and of no further force or effect.
3.	In consideration of the benefits set forth in the Agreement, the Company, for itself, Xylem, Exelis and their respective subsidiaries, successors and assigns (collectively “Company

Releasors”) do hereby irrevocably and unconditionally release, acquit and forever discharge each of the Executive and his representatives, successors and assigns (collectively, “Company Releasees”) from any and all charges, complaints, claims, liabilities, obligations, promises, agreements, controversies, damages, remedies, actions, causes of action, suits, rights, demands, costs, losses, debts and expenses (including attorneys’ fees and costs) of any nature whatsoever, known or unknown, whether in law or equity and whether arising under federal, state or local law, which the Company Releasors had, now have, or may have in the future against each or any of the Company Releasees from the Execution Date until the Resignation Date relating to the Executive’s employment with the Company and its subsidiaries and affiliates other than other than claims as to which all material facts are not actually known to any member of the Board (other than the Executive) on the Resignation Date or for claims under the Agreement.
IN WITNESS WHEREOF, each of the parties hereto has duly executed this Additional Release as of October ___, 2011.

Steven R. Loranger

ITT Corporation
By:
Linda Sanford
Chairman of the Compensation & Personnel Committee of the Board of Directors